UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   July 15, 2014
Ciena Corporation

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-21969	23-2725311

(Commission File Number)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076

(Address of Principal Executive Offices)	(Zip Code)
(410) 694-5700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On July 15, 2014 (the “Closing Date”), Ciena Corporation (“Ciena”) and certain of its subsidiaries entered into certain financing agreements related to (i) the amendment of its existing asset-based lending facility and, (ii) a new term loan facility.
Third Amendment to ABL Credit Agreement
On the Closing Date, Ciena, Ciena Communications, Inc., Ciena Government Solutions, Inc., and Ciena Canada, Inc. (collectively, the “Borrowers”), entered into a Third Amendment to Credit Agreement (the “Third Amendment”) by and among the Borrowers, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent (the “ABL Agent”), which amends the ABL Credit Agreement, dated August 13, 2012 (as amended, the “ABL Credit Agreement”), by and among the Borrowers, the lenders party thereto and the ABL Agent.
The Third Amendment, among other things:

•
increases the total commitment under the ABL Credit Agreement from $150 million to $200 million, while retaining the option to further increase the total commitment thereunder to $250 million, if certain customary conditions are met;

•
extends the maturity date from August 13, 2015 to December 31, 2016, and eliminates the maturity date acceleration to December 15, 2014 in the event that any of Ciena’s 4.00% senior convertible notes due March 15, 2015 are then outstanding;

•	reduces the minimum aggregate amount of unrestricted cash and cash equivalents that Ciena is required to maintain at all times from $200 million to $150 million;

•
reduces the interest rate on borrowings from LIBOR plus an applicable margin ranging from 200 basis points to 250 basis points, to an applicable margin ranging from 150 basis points to 200 basis points; and

•	amends the borrowing base to include, among other items, up to $50 million in eligible cash.
On the Closing Date, in connection with the Third Amendment, Ciena and the other domestic Borrowers entered into an Amended and Restated Security Agreement and an Amended and Restated Pledge Agreement (the “Restated Security Documents”), in each case with the ABL Agent. Pursuant to the ABL Credit Agreement and the Restated Security Documents, the obligations of Ciena and the other domestic Borrowers under the ABL Credit Agreement and the unconditional guarantee of all amounts owing under the ABL Credit Agreement by certain material domestic subsidiaries from time to time, are secured by (i) first priority security interests (subject only to customary permitted liens and certain other permitted liens) in substantially all current assets of Ciena, the other domestic Borrowers and such material domestic subsidiaries (collectively, the “Domestic Loan Parties”), such property consisting of accounts receivable, inventory, cash, and deposit and securities accounts and, to the extent evidencing or otherwise related to such property, all general intangibles, licenses, chattel paper, letter of credit rights, commercial tort claims, instruments, supporting obligations and documents (collectively, the “ABL Priority Collateral”), and (ii) second-priority security interests in (subject only to the liens securing the Term Loan Credit Agreement (as defined below), customary permitted liens and certain other permitted liens) (A) equity interests held by the Domestic Loan Parties, including equity of direct subsidiaries (subject to customary limitations in the case of the equity of foreign subsidiaries), and (B) substantially all other tangible and intangible assets of the Domestic Loan Parties including equipment, intercompany notes, intellectual property and material owned real property (in each case, except to the extent constituting ABL Priority Collateral) (collectively, the “Term Priority Collateral”). The respective priorities of the security interests in the assets of the Domestic Loan Parties securing the ABL Credit Agreement and the Term Loan Credit Agreement are set forth in an ABL/Term Intercreditor Agreement among the ABL Agent and the Term Agent (as defined below).
Pursuant to an Amended and Restated Canadian Security Agreement entered into on the Closing Date (the “Canadian Security Agreement”) by and between Ciena Canada, Inc. (“Ciena Canada”) and the ABL Agent, the obligations of Ciena Canada are secured by first priority security interests (subject only to customary permitted liens and certain other permitted liens) in substantially all of the assets of Ciena Canada.

Except as amended by the Third Amendment, the remaining terms of the ABL Credit Agreement remain in full force and effect.
Term Loan
On the Closing Date, Ciena entered into a Credit Agreement (the “Term Loan Credit Agreement”) with the lenders party thereto, Bank of America, N.A., as administrative agent (the “Term Agent”), Deutsche Bank Securities, Inc., as Syndication Agent, and JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents, which provides for senior secured term loans in an aggregate principal amount of $250 million (the “Term Loan”).
Upon the Closing Date, Ciena received net proceeds of the Term Loan of approximately $246 million. Ciena expects to use the net proceeds of the Term Loan principally to provide additional liquidity to support the repayment, in whole or part, of the outstanding principal amount owing under Ciena’s 4.00% senior convertible notes due March 15, 2015 in the event the holders thereof do not elect to convert such notes into common stock prior to maturity. In the event the holders of such notes elect to convert their notes into common stock upon or prior to maturity, Ciena may elect to repay the Term Loan, in whole or in part, or may utilize the net proceeds for other general corporate purposes, including the repayment or refinancing of other existing indebtedness.
The Term Loan will bear interest at a rate equal to LIBOR (subject to a floor of 0.75%) plus an applicable margin of 3.00% and matures on July 15, 2019. The loans under the Term Loan Credit Agreement amortize in equal quarterly installments in aggregate amounts equal to 0.25% of the original principal amount of the Term Loan borrowed on the Closing Date, with the balance payable at maturity. The Term Loan Credit Agreement requires mandatory prepayments on the occurrence of certain customary events and, when the total secured net leverage ratio (as defined in the Term Loan Credit Agreement) is in excess of 2.50 to 1.00, the Term Loan Credit Agreement provides for a mandatory prepayment of 50% of excess annual cash flow (as defined in the Term Loan Credit Agreement).
The Term Loan Credit Agreement also provides for a senior secured incremental term loan facility in an aggregate amount not to exceed the greater of (i) $100 million and (ii) an amount such that the total secured net leverage ratio (as defined in the Term Loan Credit Agreement) would not be greater than 2.50 to 1.00, subject to certain customary conditions.
The Term Loan Credit Agreement contains customary covenants that limit, absent lender approval, the ability of Ciena to, among other things, incur debt, create liens and encumbrances, pay cash dividends, enter into certain acquisition transactions or transactions with affiliates, merge, dissolve, repay certain indebtedness, change the nature of Ciena’s business, make investments or dispose of assets.

The Term Loan Credit Agreement contains customary events of default including, among other things, failure to pay obligations when due, initiation of bankruptcy or insolvency proceedings, defaults on certain other indebtedness, change of control, incurrence of certain material judgments that are not stayed, satisfied, bonded or discharged within 60 days, certain ERISA events, invalidity of the credit documents, violation of affirmative and negative covenants, and breaches of representations and warranties set forth in the Term Loan Credit Agreement. Upon an event of default, the administrative agent may, subject to various customary cure rights and the terms of the Intercreditor Agreement, require the immediate payment of all amounts outstanding and foreclose on collateral.
In connection with Ciena entering into the Term Loan Credit Agreement, on the Closing Date, Ciena Communications, Inc. and Ciena Government Solutions, Inc. (the “Term Guarantors”) entered into a Guaranty (the “Term Loan Guaranty”) in favor of the Term Agent, providing for an unconditional guaranty of all amounts owing under the Term Loan Credit Agreement. This agreement may require additional subsidiary guarantors in the future. In addition, Ciena and the Term Guarantors entered into a Term Loan Security Agreement and a Term Loan Pledge Agreement (collectively, the “Term Loan Security Documents”), in each case with the Term Agent, on the Closing Date. Pursuant to the Term Loan Credit Agreement and the Term Loan Security Documents, the obligations of Ciena under the Term Loan Credit Agreement and the Term Guarantors under the Term Loan Guaranty are secured by (i) first-priority security interests in the Term Priority Collateral, and (ii) second-priority security interests in the ABL Priority Collateral.

ITEM 2.03 – CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OR A REGISTRANT

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2014	By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary

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